EXHIBIT 10

CIGNA EXECUTIVE INCENTIVE PLAN
(Amended and Restated as of January 1, 2002)

ARTICLE 1
Statement of Purpose

The CIGNA Executive Incentive Plan is intended to provide annual incentive bonuses to executive officers of the Company if annual performance goals are achieved. The Plan is also intended to qualify as a performance based compensation plan under Section 162(m) of the Internal Revenue Code.

ARTICLE 2
Definitions

The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:

2.1	“Award” means the incentive compensation determined by the Committee under Section 4.4 of the Plan.

2.2	“Board” means the CIGNA board of directors.

2.3	“CIGNA” means CIGNA Corporation, a Delaware corporation, or any successor.

2.4	“CIGNA LTIP” means the CIGNA Long-Term Incentive Plan, or any successor plan under which grants of Common Stock or Restricted Stock are authorized.

2.5	“Code” means the Internal Revenue Code of 1986, as amended.

2.6

“Committee” means the People Resources Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the requirements for “outside directors” under Section 162(m), as in effect from time to time.

2.7	“Common Stock” means CIGNA common stock other than Restricted Stock.

2.8	“Company” means CIGNA and/or its Subsidiaries.

2.9	“Deferred Compensation Plan” means the CIGNA Deferred Compensation Plan, a similar or successor plan, or other arrangement for the deferral of compensation specified by the Committee.

2.10	“Disability” means permanent and total disability as defined in Code Section 22(e)(3).

2.11	“Employer” means the Company that employs a Participant during a Performance Period.

2.12	“Executive Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act.

2.13	“Exchange Act” means the Securities Exchange Act of 1934.

2.14	“Participant” means an employee described in Article 3 of the Plan.

2.15	“Performance Period” means the period for which an Award may be made. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year.

2.16	“Plan” means the CIGNA Executive Incentive Plan, as it may be amended from time to time. This Plan is deemed to be a Qualifying Incentive Plan under Section 9.1 of the CIGNA LTIP.

2.17	“Restricted Stock” means CIGNA common stock that is subject to restrictions on sale, transfer, or other alienation for a period specified by the Committee.

2.18

“Retirement” means a Termination of Employment, after appropriate notice to the Company, (a) on or after age 65 with eligibility for immediate annuity benefits under a qualified pension or retirement plan of the Company, or (b) upon such terms and conditions approved by the Committee, or officers of the Company designated by the Board or the Committee.

2.19	“SEC” means the Securities and Exchange Commission.

2.20	“Section 162(m)” means Code Section 162(m) and regulations promulgated thereunder by the Secretary of the Treasury.

2.21

“Subsidiary” means any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote, or other equity interest, is directly or indirectly owned by CIGNA; or a partnership, joint venture or other unincorporated entity of which more than a 50% interest in the capital, equity or profits is directly or indirectly owned by CIGNA; provided that such corporation, partnership, joint venture or other unincorporated entity is included in the Company’s consolidated financial statements under generally accepted accounting principles.

2.22

“Termination of Employment” means (a) the termination of the Participant’s active employment relationship with the Company, unless otherwise expressly provided by the Committee, or (b) the occurrence of a transaction by which the Participant’s employing Company ceases to be a Subsidiary.

ARTICLE 3
Participation

        Any Executive Officer designated by the Committee shall be a Participant in the Plan and shall continue to be a Participant until any Award he may receive has been paid or forfeited under the terms of the Plan.

ARTICLE 4
Incentive Awards

4.1 Objective Performance Goals. The Committee shall establish written, objective performance goals for a Performance Period not later than 90 days after the beginning of the Performance Period (but not after more than 25% of the Performance Period has elapsed), or by some other date required or permitted under Section 162(m). The objective performance goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in Section 4.2 of the Plan. The objective performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for CIGNA, for one or more of its subsidiaries, divisions, business units, lines of business, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two.

4.2 Financial Measures. The Committee shall use any one or more of the following financial measures to establish objective performance goals under Section 4.1 of the Plan: revenues, earnings, earnings per share, shareholders’ equity, return on equity, assets, return on assets, capital, return on capital, book value, economic value added, operating margins, cash flow, shareholder return, expenses, expense ratios, or market share. The Committee may specify any reasonable definition of the financial measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; extraordinary, unusual or non-recurring items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening, or financing activities; expenses for restructuring or productivity initiatives; and other non-operating items.

4.3 Performance Evaluation. Within a reasonable time after the close of a Performance Period, the Committee shall determine whether the objective performance goals established for that Performance Period have been met. If the objective performance goals and any other material terms established by the Committee have been met, the Committee shall so certify in writing.

4.4 Award. If the Committee has made the written certification under Section 4.3 for a Performance Period, each Participant to whom the certification applies shall be eligible for an Award for that Performance Period. The Award for each such Participant shall consist of (a) cash in the amount of $3 million and (b) in lieu of additional cash, 75,000 shares of Common Stock and/or Restricted Stock to be paid under Article 9 of the CIGNA LTIP. For any Performance Period, however, the Committee shall have the sole and absolute discretion to reduce the amount of, or eliminate entirely, the Award to one or more of the Participants. Payment of all or part of an Award in Common Stock or Restricted Stock shall be made under and subject to the terms and conditions of the CIGNA LTIP and the applicable grant. In the event of a stock dividend, stock split, or other subdivision or combination of the Common Stock, the number of shares of Common Stock and/or Restricted Stock that a Participant may receive as an Award under the Plan will be adjusted accordingly. If the outstanding shares of Common Stock and/or Restricted Stock are changed or converted into, exchanged or exchangeable for, a different number or kind of shares or other securities of CIGNA or of another corporation, by reason of a reorganization, merger, consolidation, reclassification or combination, the Committee shall make an appropriate adjustment in the number and/or kind of shares that may be awarded under this Plan.

4.5	Payment of the Award.

(a)

When the Committee makes its determination under Section 4.4, it shall also determine in its sole discretion whether a payment of an Award in the form of cash or Common Stock shall be made immediately or deferred until a later date or the occurrence of a particular event. An Award in the form of Restricted Stock shall be deemed granted by the Committee on the date of the Award.

(b)

If the Committee determines that payment of an Award is to be made immediately, then as soon as practicable after the Committee’s determination under Section 4.4, but subject to Section 4.6(a), the Employer shall pay the cash Award to the Participant and/or CIGNA Corporation shall issue and deposit the Common Stock and/or Restricted Stock into the stock account maintained for the Participant under the CIGNA LTIP.

(c)

If the Committee defers payment of a cash Award, then, on the date or after the event specified by the Committee, the Employer shall make the cash Payment, together with any interest or hypothetical investment return as may be specified by the Committee in its deferral determination. If the Committee defers payment of a Common Stock Award, the deferral shall be treated as a deferral of Common Stock under the terms of the Deferred Compensation Plan.

(d)	The Participant may voluntarily defer receipt of an Award in the form of cash or Common Stock under the terms of the Deferred Compensation Plan. Any interest rate or hypothetical investment return credited on a voluntarily deferred Award shall be one that will produce a rate of return not considered to be an impermissible increase in compensation under Section 162(m).

(e)	Deferred Awards will not be funded but will be a general obligation of the Employer and will be payable out of that Employer’s general assets.

(f)

The Employer shall have the right to deduct from any cash Award any applicable Federal, state and local income and employment taxes and any other amounts that the Company is required to deduct. Deductions from an Award in the form of Common Stock and/or Restricted Stock shall be governed by Section 15.6 of the CIGNA LTIP and the terms of the Award.

4.6	Eligibility for Payments.

(a)	Except as otherwise provided in this Section 4.6:

(1)

A Participant shall be eligible to receive an Award for a Performance Period only if the Participant is employed by the Company continuously from the beginning of the Performance Period to the date of the Committee’s determination under Section 4.4; and

(2)

A Participant shall be eligible to receive payment of an Award deferred by the Committee only if the Participant is also employed by the Company continuously from the date of the Committee’s determination under Section 4.4 to the date or event specified by the Committee.

(b)

Under paragraph 4.6(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company policies is not a break in continuous employment. In the case of a leave of absence of three months or longer, (1) the Committee shall determine whether the leave of absence constitutes a break in continuous employment and (2) if a Participant is on a leave of absence on the date that an Award or payment of the Award is to be made, the Committee may require that the Participant return to active employment with the Company at the end of the leave of absence as a condition of receiving the Award or payment. Any determination as to a Participant’s eligibility for an Award or payment under this Section 4.6(b) may be deferred for a reasonable period after such return.

(c)

If a Participant’s Termination of Employment occurs after the end of a Performance Period but before the Committee makes an Award, and the Termination of Employment is on account of Retirement, death or Disability, the Committee shall determine whether to make an Award to or on behalf of the Participant.

(d)	If a Participant’s Termination of Employment occurs after the Committee makes a deferred Award under paragraph 4.5(a) but before the Award payment is made:

(1)	The Award payment shall be made as if the Participant had remained continuously employed until the date of payment if the Termination of Employment is on account of Disability;

(2)

The Award payment shall be made as soon as practicable (and the payee shall be determined under the provisions of the Deferred Compensation Plan applicable to distributions upon the death of a participant), if the Termination of Employment is on account of death; and

(3)	The Committee shall determine whether an Award payment shall be made to the Participant or forfeited if the Termination of Employment is on account of Retirement.

(e)

Notwithstanding any other provision of the Plan, if a Participant’s Termination of Employment occurs after he receives an Award in the form of Restricted Stock, the terms of the stock grant and the CIGNA LTIP shall be applicable.

ARTICLE 5
Administration

5.1 General Administration. The Plan is to be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish. Subject to the terms and conditions of the Plan, the Committee is authorized and empowered in its sole discretion to select Participants and to make Awards in such amounts and upon such terms and conditions as it shall determine.

5.2 Administrative Rules. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret the Plan and rule on any questions respecting any of its provisions, terms and conditions.

5.3 Committee Members Not Eligible. No member of the Committee shall be eligible to participate in this Plan.

5.4 Decisions Binding. All decisions of the Committee concerning this Plan shall be binding on CIGNA and its Subsidiaries and their respective boards of directors, and on all Participants and other persons claiming rights under the Plan.

5.5 Section 162(m); Shareholder Approval. Awards under this Plan are intended to satisfy the applicable requirements for the performance-based compensation exception under Section 162(m). It is intended that the Plan be administered, interpreted and construed so that Award payments remain tax deductible to the Company. Any Awards under this Plan shall be contingent upon shareholder approval of the Plan in accordance with Section 162(m) and applicable Treasury regulations. Unless and until such shareholder approval is obtained, no Award shall be made under this Plan.

ARTICLE 6
Amendments; Termination

The Plan may be amended or terminated by the Board or Committee. All amendments to this Plan, including an amendment to terminate the Plan, shall be in writing. An amendment shall not be effective without the prior approval of the shareholders of CIGNA Corporation if such approval is necessary to continue to qualify Awards as performance based compensation under Section 162(m), or otherwise under Internal Revenue Service or SEC regulations, the rules of the New York Stock Exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or Committee, no amendment to this Plan shall apply to Awards made before the effective date of the amendment. A Participant’s rights with respect to any Awards made to him may not be abridged by any amendment, modification or termination of the Plan without his individual consent.

ARTICLE 7
Other Provisions

7.1 Duration of the Plan. The Plan shall remain in effect until all Awards made under this Plan have been paid or forfeited under the terms of this Plan, and all Performance Periods related to Awards made under the Plan have expired.

7.2 Awards Not Assignable. No Award, or any right thereto, shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

7.3 Participant’s Rights. The right of any Participant to receive any Award payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Employer. The Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Award for a Performance Period because of a Participant’s Participation in the Plan for any prior Performance Period, or because the Committee has made a written certification under Section 4.3 of the Plan for the Performance Period.

7.4 Termination of Employment. CIGNA and each Subsidiary retain the right to terminate the employment of any employee at any time for any reason or no reason, and an Award is not, and shall not be construed in any manner to be, a waiver of such right.

7.5 Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of CIGNA’s business or assets, shall assume CIGNA’s liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that CIGNA would be required to perform if no such succession had taken place.